UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 20, 2019

ASHFORD INC.

(Exact name of registrant as specified in its charter)

Nevada	001-36400	84-2331507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AINC	NYSE American LLC

ITEM 5.02                                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2019, Ashford Inc. (the “Company”) and Ashford Hospitality Services, LLC, an operating subsidiary of the Company (“Ashford LLC”) entered into an Amended and Restated Employment Agreement with Jeremy Welter (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Welter will continue to serve in his current role as Co-President and Chief Operating Officer of the Company and Ashford LLC (as well as the Chief Operating Officer of Ashford Hospitality Trust, Inc. and Braemar Hotels & Resorts Inc.). The initial term of the Employment Agreement will expire on December 31, 2020, but will automatically renew for subsequent one-year terms unless either party provides written notice of non-renewal at least 120 days prior to the expiration of the then-current term.

Under the Employment Agreement, Mr. Welter’s annual base salary will be $725,000 per year (retroactive to August 1, 2019), subject to increase by the Company’s Board of Directors (or its Compensation Committee) from time to time.  Mr. Welter is additionally eligible to receive an annual cash bonus for each year during the term of the Employment Agreement (prorated for partial years of employment, except as otherwise provided in the Employment Agreement), with a target bonus effective as of August 1, 2019 equal to 75% to 175% of his base salary, and is eligible to participate in the Company’s other incentive plans and employee benefits programs applicable generally to senior executives of the Company.

If Mr. Welter’s employment is terminated by the Company without Cause, by Mr. Welter for Good Reason, by reason of the Company’s non-renewal of the Employment Agreement, or by Mr. Welter during the one-year period following a Change of Control (each capitalized term as defined in the Employment Agreement), then, subject to a release of claims, Mr. Welter is entitled to receive the following severance payments and benefits (in addition to payment of any accrued but unpaid base salary, vacation time, and annual bonus for the prior calendar year):  (i) a lump sum amount equal to three times the sum of Mr. Welter’s base salary and average annual cash bonus received for the preceding three completed calendar years (the “Severance Payment”); (ii) a prorated bonus for the year of termination (based on actual performance); and (iii) continued participation in the Company’s medical, dental, and vision programs (and reimbursement for the cost of life insurance and long-term disability insurance) for up to 36 months following termination.  In addition, Mr. Welter would be entitled to full vesting of any outstanding equity awards.  Upon Mr. Welter’s death or disability, he would be entitled to all of the foregoing payments and benefits, except that the Severance Payment would be reduced to one times the sum of Mr. Welter’s base salary and average annual cash bonus received for the preceding three completed calendar years.  If Mr. Welter terminates his employment without Good Reason (except as noted above), he would instead be entitled to only the following payments and benefits during the one-year post-employment non-compete period contained in the Employment Agreement:  (x) one times the sum of Mr. Welter’s base salary and average annual cash bonus received for the preceding three completed calendar years, paid in 12 equal monthly installments, and (y) the benefits continuation described in clause (iii) above.

Under the Employment Agreement, Mr. Welter continues to be subject to restrictive covenants, including a perpetual confidentiality covenant, a noncompete during his employment and for one year following his termination, a nonsolicitation of employees (including a no-hire) during his employment and for one year following his termination, and a reciprocal nondisparagement covenant.

The foregoing summary does not purport to be complete and is qualified in its entirely by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01                                  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement between Ashford Inc., Ashford Hospitality Services, LLC and Jeremy Welter, dated as of December 20, 2019.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2019

ASHFORD INC.

By:	/s/ ROBERT G. HAIMAN
Robert G. Haiman
Executive Vice President, General Counsel & Secretary